Exhibit (h)(lvi)
Amendment No. 3 to Participation Agreement

This Amendment No.3 to that certain Participation Agreement dated February 20, 2007 ("Agreement"), as amended from time to time, by and among PIMCO Variable Insurance Trust (the "Fund"), PIMCO Investments LLC (the "Underwriter") and The Prudential Insurance Company of America (the "Company") is effective this 4th day June, 2012.

WHEREAS, the Company, pursuant to the Agreement, purchases shares of Portfolios of the Fund on behalf of the Company's Accounts to fund certain Contracts issued by the Company; and

WHEREAS, the Fund, the Underwriter, and the Company (each a "Party" and, together, the "Parties") seek to enter into this Amendment in order to reflect a change in the name of an account;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Parties agree as follows:

1.	Capitalized terms used herein but not defined shall have their respective meanings set forth in the Agreement.

2.
The Agreement is amended to provide that effective July 1, 2012, any reference to Prudential Variable Contract Account GI-6 (VCA-GI-6) shall be deemed to be a reference to Prudential Variable Contract Account GI-100 (VCA-GI-100).

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

PIMCO VARIABLE INSURANCE TRUST

By:
Name: Eric D. Johnson
Title: Vice President

PIMCO INVESTMENTS LLC

By:
Name: Gregory A. Bishop
Title: Head of Business Management

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Name: Yvonne S. Provost
Title: Vice President